EXHIBIT 4.22
AMENDING AGREEMENT #2
THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2022.
BETWEEN:
ONCOLYTICS BIOTECH (U.S.), INC.,
("OBUS")
- and -
THOMAS C. HEINEMAN, M.D., Ph.D.
(the "Employee")
WHEREAS the Employee is an officer of OBUS whose terms of employment are set forth in the Employment Agreement dated effective August 3, 2020, as amended by Amending Agreement #1 (collectively the “Employment Agreement”);
AND WHEREAS OBUS and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2Amendments to the Employment Agreement

(1)The Employment Agreement Section 1 – Employment is amended by replacing all references to “Global Head of Clinical Development and Operations” to “Chief Medical Officer”.

(2)The Employment Agreement Section 3.1 – Base Salary is amended as follows:

Commencing January 1, 2022, OBUS shall pay to the Employee a Base Salary at an annual rate of FOUR HUNDRED AND FORTY-THREE THOUSAND ($443,000.00) UNITED STATES DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of EIGHTEEN THOUSAND AND FOUR HUNDRED AND FIFTY-EIGHT UNITED STATES DOLLARS and THIRTY-THREE CENTS ($18,458.33) on the 15th and last day of each month.

(3)The Employment Agreement Section 3.2 – Incentive Bonus is amended by replacing “30%” with “40%”.

(4)Exhibit A to the Employment Agreement is amended by replacing it with the version of Exhibit A attached to this Amending Agreement #2.

3Confirmation

(1)    The parties confirm that the increase in Base Salary is a result of an assessment of increases in cost-of-living indices and salary benchmarking.

EXHIBIT 4.22

(2)    The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4Miscellaneous

(a)This Agreement shall be governed by and construed in accordance with the laws of California.

(b)The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(c)This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH (U.S.), INC.

Per:	/s/ Gilles Gosselin
Gilles Gosselin Director

Per:	/s/ Matt Coffey
Matt Coffey Director

/s/ Thomas C. Heineman
________________________________
THOMAS C. HEINEMAN, M.D., Ph.D.

EXHIBIT 4.22

EXHIBIT A
To the Employment Agreement dated August 3, 2020
between Oncolytics Biotech (U.S.), Inc. and
Thomas C. Heineman, M.D., Ph.D.

INITIAL DUTIES AND RESPONSIBILITIES

Position Summary:

The primary role of the CMO will be to provide leadership and direction for the Company’s clinical development program. The CMO will be responsible for the strategy, direction and execution of the Company’s clinical development plans.

Essential Duties and Responsibilities:

•Direct the development of clinical strategies
•Orchestrate and manage clinical aspects of regulatory strategies and interactions with Health Authorities
•Oversee the analysis and interpretation of clinical trial data and the reporting of clinical trial results
•Lead interactions with academic thought leaders, investigators, cooperative groups, and other clinical stakeholders
•Provide clinical support and work with other members of the management team to develop and communicate the overall corporate strategy
•Represent the Company and its programs to external audiences, including the investment, medical and regulatory communities, as well as pharmaceutical or biotechnology industry collaborators/partners